Exhibit 99


For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


              CONGOLEUM CORPORATION REPORTS SECOND QUARTER RESULTS


MERCERVILLE, NJ, AUGUST 10, 2006 - Congoleum Corporation (AMEX: CGM) reported today its financial results for the second quarter ended June 30, 2006.

Sales for the three months ended June 30, 2006 were $58.7 million, compared with sales of $58.1 million reported in the second quarter of 2005, an increase of $.6 million or 1%. Net income for the second quarter of 2006 was $.6 million, compared with a net loss of $14.6 million in the second quarter of 2005, which included a $15.5 million charge for asbestos liabilities. Net income per share was $.08 for the second quarter of 2006, compared with a net loss per share of $1.77 in the second quarter of 2005.

Sales for the six months ended June 30, 2006 were $116.0 million, essentially level with sales of $115.7 million in the first six months of 2005. Net income for the six months ended June 30, 2006 was $0.8 million, or $ .10 per share, versus a net loss of $15.0 million, or $1.81 per share, in the first six months of 2005 (after the asbestos related charge of $15.5 million).

Roger S. Marcus, Chairman of the Board, commented, "Sales during the second quarter benefited from several factors. These included volume growth in our popular DuraCeramic products, our new K-Tech for Kitchens line introduced earlier this year, and the effect of selling price increases. Sales also benefited from our largest distributor replenishing a portion of the inventory that it had reduced in the first quarter."

Mr. Marcus continued, "Unfortunately, the positive sales effects from these factors was largely offset by a marked slowdown in both the builder business and more upscale remodel markets, as well as the continuing loss of do-it-yourself tile business to foreign competition. High energy prices have not only hurt our consumers, but also added significant additional costs to our business, at a time when raw material costs are at a cyclical high point."

Mr. Marcus concluded, "Considering the demand weakness and cost pressures we faced, I am very pleased with our performance in the quarter. Our continued focus on plant efficiency and cost reduction, coupled with the growth in DuraCeramic sales and the new K-Tech line, enabled us to be profitable despite the very difficult environment."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims,
(iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including
Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain reimbursement for costs of the coverage litigation, (xii) the possible adoption of another party's plan of reorganization which may prove to be unfeasible,
(xiii) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xiv) increases in raw material prices or disruption in supply, (xv) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xvi) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xvii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xviii) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xix) product warranty costs, (xx) changes in distributors of Congoleum's products, (xxi) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxii) possible future sales by ABI could adversely affect the market for Congoleum's stock, and (xxiii) the potential impact if the Company is unable to maintain its listing on the American Stock Exchange. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2005 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                                   (Unaudited)
                                                     For the Three              For the Six
                                                      Months Ended             Months Ended
                                                        June 30,                 June 30,
                                                        --------                 --------
                                                   2006         2005         2006         2005
                                                   ----         ----         ----         ----

Net Sales ...................................   $  58,743    $  58,108    $ 115,980    $ 115,738
Cost of Sales ...............................      45,139       44,338       89,099       88,307
Selling, General & Administrative Expenses ..      10,261       10,673       20,657       22,406
Asbestos Related Reorganization Charges .....          --       15,454           --       15,454
                                                ---------    ---------    ---------    ---------

Income (Loss) from Operations ...............       3,343      (12,357)       6,224      (10,429)

Interest Income .............................         126           84          283          182
Interest Expense ............................      (2,867)      (2,618)      (5,601)      (5,118)
Other Income ................................          89          293           47          415
                                                ---------    ---------    ---------    ---------
Income (Loss) before Income Taxes ...........         691      (14,598)         953      (14,950)
Income Tax Expense ..........................          65           --          116           --
                                                ---------    ---------    ---------    ---------
Net Income (Loss) ...........................   $     626    $ (14,598)   $     837    $ (14,950)
                                                =========    =========    =========    =========

Net Income / (Loss) Per Share, Basic ........   $    0.08    $   (1.77)   $    0.10    $   (1.81)
                                                =========    =========    =========    =========
Net Income / (Loss) Per Share, Diluted ......   $    0.08    $   (1.77)   $    0.10    $   (1.81)
                                                =========    =========    =========    =========

Weighted Average Number of Common Shares
   Outstanding - Basic ......................       8,269        8,260        8,272        8,260
                                                =========    =========    =========    =========
Weighted Average Number of Common Shares
   Outstanding - Diluted ....................       8,329        8,260        8,327        8,260
                                                =========    =========    =========    =========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ........................   $     494    $   1,301    $     996    $   2,155

Depreciation and Amortization ...............   $   2,684    $   2,781    $   5,345    $   5,626

                             CONDENSED BALANCE SHEET

                                 (In thousands)
                                   (Unaudited)

                                                      June 30,    December 31,
                                                        2006          2005
                                                        ----          ----
ASSETS:
  Cash ...........................................   $  15,444     $  24,511
  Restricted Cash ................................      11,967        11,644
  Accounts & notes receivable, net ...............      24,235        17,092
  Inventory ......................................      39,481        34,607
  Other current assets ...........................      40,021        36,874
                                                     ---------     ---------

  Total current assets ...........................     131,148       124,728

  Property, plant & equipment (net) ..............      69,051        73,207
  Other assets (net) .............................       9,954         9,412
                                                     ---------     ---------
  Total assets ...................................   $ 210,153     $ 207,347
                                                     =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable, accrued expenses & deferred
     income taxes ................................   $  56,927     $  63,317
  Revolving credit loan - secured debt ...........      13,288         9,404
  Liabilities subject to compromise - current ....      29,281        23,990
                                                     ---------     ---------
  Total current liabilities ......................      99,496        96,711

  Liabilities subject to compromise ..............     137,935       138,861
  Long term debt .................................          --            --
  Other liabilities ..............................      16,735        16,735
                                                     ---------     ---------
  Total liabilities ..............................     254,166       252,307

  Stockholders' equity (deficit) .................     (44,013)      (44,960)
                                                     ---------     ---------

  Total liabilities & stockholders' equity .......   $ 210,153     $ 207,347
                                                     =========     =========